Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 13	Registration No. 333-277045
(to prospectus dated May 9, 2024)
PROSPECTUS SUPPLEMENT No. 12	Registration No. 333-279803
(to prospectus dated June 4, 2024)

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), effective as of May 8, 2024 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), effective as of June 4, 2024 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained herein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “LDTC.” On January 13, 2025, the last reported sale price of our common shares as reported on Nasdaq was $1.07 per share. Our warrants are listed on Nasdaq under the symbol “LDTCW.” On January 13, 2025, the last reported sale price of our warrants as reported on Nasdaq was $0.0737 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2025.

Receipt of the Second Installment of the TI Pre-Paid Royalty Fee

As previously announced on December 9, 2024, LeddarTech Holdings Inc. (the “Company”) and Texas Instruments Incorporated (“Texas Instruments”) entered into a strategic collaboration agreement and software license agreement, to enable a comprehensive, integrated platform solution for advanced driver assistance systems (ADAS) and autonomous driving (AD) markets through a combined offering featuring the Company’s LeddarVision AI-based low-level sensor fusion and perception stack pre-integrated and validated on Texas Instruments’ TDA4 and TDA5 scalable portfolio of System-on-Chip (SoC) and Accelerators (the “Combined Offering”). Under the software license agreement, TI agreed to make advanced royalty payments to catalyze joint commercialization (the “TI Pre-paid Royalty Fee”) in the aggregate amount of US$9.89 million. The Company received the first installment of the TI Pre-paid Royalty Fee on December 12, 2024, in the amount of US$5.0 million.

On January 7, 2025, in connection with the demonstration of the Company’s LeddarVision Surround (LVS-2+) software utilizing Texas Instruments’ TDA4VH-Q1 processor, the Company received the second installment of the TI Pre-paid Royalty Fee in the amount of US$3.0 million, for a total of US$8.0 million received to date. The remaining US$1.89 million is to be paid by Texas Instruments to the Company within five days of the execution of an agreement with a customer for the Combined Offering.